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                                                                  Exhibit 10.6.E

                                 AMENDMENT NO. 5
                             TO EMPLOYMENT AGREEMENT

     This Amendment No. 5 (this "Amendment") to Employment Agreement (the "Employment Agreement") made as of the 4th day of February 1997, between ePresence, Inc. (formerly Banyan Systems Incorporated), a Massachusetts corporation (the "Company"), and William P. Ferry (the "Employee"), is effective as of the 15th day of October 2001 unless otherwise provided. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

I. The parties hereto agree that the Employment Agreement as previously amended on June 13, 1997, October 16, 1998, December 8, 1999 and November 16, 2000 is hereby defined as the "Agreement" and is further amended as follows:

     (i) Section 3.4 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

          "3.4  Loans.
                -----

          (a) The principal amount of any outstanding loans to the Employee from the Company made for the purpose of satisfying the Employee's federal, state and local income tax obligations with respect to the exercise of stock options plus accrued interest thereon, shall be consolidated into one loan (the "Stock Option Consolidated Loan"). The Stock Option Consolidated Loan, and any future loans to the Employee by the Company for the purpose stated above in this Subsection (a), shall bear simple interest at the applicable federal rate and shall be due and payable 90 days after the Employee's termination date, unless the Employee is terminated pursuant to a Change in Control (as defined in Subsection
          (a) of Section 8 of the Agreement), in which case such loans shall be due and payable in full 180 days after the Employee's termination date.

          (b) The principal amount of any outstanding loans to the Employee from the Company made for the purpose of satisfying the Employee's federal, state and local income tax obligations with respect to the issuance or vesting of restricted shares plus accrued interest thereon, shall be consolidated into one loan (the "Restricted Stock Consolidated Loan") as of July 26, 2001. The Restricted Stock Consolidated Loan, and any future loans to the Employee by the Company for the purpose stated above in this Subsection (b) (a "Future Loan"), shall bear simple interest at the applicable federal rate and shall be due and payable 90 days after the termination of the Employee's employment with the Company, subject to the forgiveness and change in control provisions set forth below in Subsections (c) and (d), respectively, of this
          Section 3.4.

          (c) Subject to the Employee being employed by the Company on an applicable anniversary date July 26, beginning with (i) July 26, 2002 with respect to the Restricted Stock Consolidated Loan; and (ii) the date that is 12 months from the making of any Future Loan, 20% of the Restricted Stock Consolidated

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          Loan and 20% of any Future Loan, as the case may be, plus accrued interest on each such loan as of such date, shall be forgiven by the Company.

          (d) If a Change in Control occurs during the term of the Agreement, the aggregate outstanding principal amount of the Restricted Stock Consolidated Loan and any Future Loan, plus accrued interest on each such loan as of the date of the Change in Control, shall be forgiven.

          (e) That with respect to any amounts forgiven on an anniversary date pursuant to Subsection (c) of this Section 3.4 or as a result of a Change in Control pursuant to Subsection (d) of this Section 3.4, as the case may be, an additional amount to satisfy federal, state and local income taxes on such debt forgiveness income to the Employee shall be included and paid by the Company on behalf of the Employee to the applicable taxing authority with the next regularly scheduled bi-weekly payroll following such event. For purposes of determining this amount, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which this payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence in such year."

    (ii) Subsection (a)(3) of Section 8 of the Agreement, relating to Change in Control events, shall be amended as follows:

          By deleting the text "; or (c) the stockholders of the Company approve a plan of complete liquidation of the Company or an Agreement for the sale or disposition by the Company of all or substantially all of the Company's assets" from such Subsection.

    (iii) A new Subsection (a)(4) shall be added to Section 8 of the Agreement, relating to Change in Control events, as follows:

          "(4) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets or the Company is dissolved and its assets distributed in a judicial proceeding."

    (iv) Subsection (b)(iv) of Section 8 of the Agreement, as added pursuant to Amendment No. 4 to the Agreement dated November 16, 2000, shall be amended by inserting the words "and Excise Tax" into such Subsection after the words "...federal, state and local income taxes" and before the words "on the Gross-Up Payment...".

II. The parties hereto acknowledge that on October 15, 2001, the Compensation Committee authorized the Company to grant to the Employee an option to purchase 350,000 shares of the Company's Common Stock at a per share exercise price of $2.87, and that the option shall vest and become exercisable on the first day of each month over 19 consecutive months, commencing on June 1, 2002, at the rate of 18,750 shares per month

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     for months 1 through 18 inclusive and with a final vest of 12,500 shares on
     December 1, 2003.

III. To the extent any provision of this Amendment is inconsistent with any provision of the Agreement and/or prior amendments, such provision is hereby modified and superseded by the terms hereof. Any term of the Agreement not so modified or superseded shall remain in full force and effect. For the avoidance of doubt, and without limiting the generality of the foregoing, Section I(i) of this Amendment supersedes in its entirety
     Section 1(c) of Amendment No. 4 to the Agreement.

     EXECUTED as of the date first set forth above.

                                   COMPANY:

                                   ePRESENCE, INC.

                                   By: /s/ Richard M. Spaulding
                                      ----------------------------------
                                      Name:  Richard M. Spaulding
                                      Title: Senior Vice President and
                                             Chief Financial Officer


                                   EMPLOYEE:

                                    /s/ William P. Ferry
                                   -------------------------------------
                                   William P. Ferry

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